Exhibit 4.1
AMENDED AND RESTATED
JACK IN THE BOX INC.
DEFERRED COMPENSATION PLAN FOR
NON-MANAGEMENT DIRECTORS
1. General Provisions
1.1	Purpose of Plan

The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by providing a deferred compensation program to attract and retain qualified non-management directors who have made or will make important contributions to the success of the Company. No employees of the Company or any Subsidiary are eligible to participate in the Plan; accordingly, the Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

1.2	Definitions
(a)	“Amended and Restated Effective Date” means November 9, 2006.

(b)	“Beneficiary” means the person or persons (including legal entities) who have been designated by a Participant in accordance with Section 3.7 hereof to receive benefits under the Plan following such Participant’s death.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Company” means Jack in the Box Inc.

(f)	“Compensation” means all or any part of any cash consideration to be paid to a Non-Management Director by the Company as directors’ fees or retainers.

(g)	“Date of Crediting” means, with respect to any Compensation deferred pursuant to the Plan, the first day of the month following the date when such Compensation would otherwise be paid to a Participant.

(h)	“Determination Date” means the last business day of each calendar quarter.

(i)	“Director” means any member of the Board.

(j)	“Later Distribution Date” means any date of distribution after the 60th day following a Participant’s Termination and on or before two years following a Participant’s Termination.

(k)	“Market Value” means, in the case of Stock, the average of the closing prices of the Stock as reported by the New York Stock Exchange Composite Tape during the ten (10) trading days immediately preceding the date in question, or, if the Stock is not quoted on such composite tape or if such Stock is not listed on such exchange, on the principal national securities exchange in the United States registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or, if the Stock is not then reported thereon, any similar system then in use, as selected by the Board, or if no such quotations are available, the fair market value on the date in question of share of the Stock as determined by a majority of the Directors in good faith.

(l)	“Non-Management Director” means any Director who is not an officer or employee of the Company or any of the Company’s directly or indirectly held subsidiaries, nor has otherwise been such an employee.

(m)	“Participant” means any Non-Management Director who participates in the Plan, as described in Section 1.3 hereof.

(n)	“Plan” means this Amended and Restated Deferred Compensation Plan for Non-Management Directors.

(o)	“Securities Act” means the Securities Act of 1933, as amended.

(p)	“Stock” means the Company’s $.01 par value common stock or any such other security outstanding upon, and resulting from, the reclassification or other change of the Company’s common stock, including, without limitation, any stock split, stock dividend, or other distributions of stock in respect of Stock, or any reverse stock split, or recapitalization of the Company or any merger or consolidation of the Company with any subsidiary or affiliate, or any other transaction.

(q)	“Subsidiary” means all persons with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code.

(r)	“Termination” means the time when a Participant ceases the performance of services, whether as a Director or otherwise, for the Company and all Subsidiaries under any circumstances, and the Company and the Subsidiaries do not anticipate a resumption of such services, whether as a Director or otherwise.

(s)	“Year” means a calendar year unless otherwise specified.
1.3	Eligibility and Participation

To be eligible to participate in the Plan, an individual must:
(a)	meet the definition of a Non-Management Director, and

(b)	be entitled to Compensation.
An eligible Non-Management Director becomes a Participant in the Plan upon the effective date of an agreement executed by the Company and such Non-Management Director pursuant to Section 2.1(c).

1.4	Administration of the Plan

The Board shall administer the Plan and, in connection therewith, shall have full power and full and sole discretion to impose on any deferral any terms and conditions in addition to those set forth in the Plan, and consistent with the terms and conditions of the Plan and the requirements of Code Section 409A, to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, Beneficiary, deceased Participant or other person having or claiming to have any interest under the Plan; to construe and interpret the Plan; to establish rules and regulations in relation to the Plan; to delegate responsibilities to others to assist it in administering the Plan or performing any responsibilities hereunder; and to perform all other acts it believes necessary or appropriate in connection with the administration of the Plan. All interpretations, constructions, determinations and decisions of the Board in relation to the Plan shall be final, binding and conclusive on all Participants, Beneficiaries and other persons. A majority of the Board, consisting of all Board members, except the individual member who is being considered, shall have full power and sole discretion to determine whether a Director is eligible to participate in the Plan. The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Code, and, notwithstanding any provisions of the Plan to the contrary, the Plan shall be operated, administered and interpreted consistent with such intent, and any provision that would conflict with such intent shall not be valid or enforceable.

1.5	Power to Amend, Modify or Terminate

The power to amend, modify or terminate the Plan at any time is reserved to the Board; provided, however, that no amendment, modification or termination which would be materially adverse to the previously accrued rights of a Participant or Beneficiary under the Plan may apply to or affect the terms of any deferral of Compensation deferred prior to the effective date of such amendment, modification or termination, without the consent of the Participant or Beneficiary affected thereby; provided further, however, that distributions under the Plan shall after any such termination be made in accordance with the terms and conditions of the Plan as in effect immediately prior to such termination except as otherwise determined by the Board in accordance with Section 409A of the Code. Notwithstanding any other provisions of the Plan to the contrary, the Board may amend the Plan, either retroactively or prospectively, without the consent of any Participant, if the Board determines in its discretion that such amendment is required or advisable for the Company, any direct or indirect subsidiary of the Company or the Plan to satisfy, comply with or meet the requirements of any law, regulation (including, without limitation, Code Section 409A and the regulations and administrative guidance promulgated thereunder), rule or accounting standard.
2.	Deferral Option
2.1	Terms and Conditions
(a)	Deferral option available — The option for deferral of Compensation offered under the Plan shall be accounted for by the Deferred Stock Equivalent Account as described in Section 2.2 hereof. With respect to Non-Management Directors who are active participants in the Plan as in effect immediately prior to the Amended and Restated Effective Date, the written deferral agreement in effect with respect to each such Non-Management Director for purposes of the Plan immediately prior to the Amended and Restated Effective Date shall continue to apply with respect to the Compensation otherwise payable to such Non-Management Director for services to be performed on or after the Amended and Restated Effective Date. In the case of the first Year in which a Non-Management Director becomes eligible to participate in the Plan (provided that such individual does not, and is not otherwise eligible to, participate in any other account balance plan (as such term is defined for purposes of Code Section 409A) of the Company or a Subsidiary), such Non-Management Director may, within thirty (30) days after the date such Non-Management Director becomes eligible to participate in the Plan, elect, by submitting a written agreement to the Board in accordance with Section 2.1(c) hereof, to defer all or a specified portion of the Compensation otherwise payable to such Non-Management Director for services to be performed subsequent to such agreement being received by the Board pursuant to the deferral option provided under Section 2.2 hereof. An existing eligible Non-Management Director may elect, by submitting a written agreement to the Board in accordance with Section 2.1(c) hereof, to defer all or a specified portion of the Compensation otherwise payable to such Non-Management Director for services to be performed on or after the first (1st) day of January following the date such agreement is received by the Board pursuant to the deferral option provided under Section 2.2 hereof. A Participant’s election to defer Compensation under this Section 2.1(a) shall continue in effect, unless earlier modified in accordance with the Plan, until such Participant’s Termination. In the event that a Participant shall be elected to serve for terms including more than one Year, such eligible Non-Management Director may modify such a written agreement, either to terminate, increase or decrease the portion of his or her future Compensation to be deferred in accordance with the Plan, by providing a written modification of such agreement to the Board, such modification to be effective with respect to Compensation otherwise payable to such Non-Management Director for services to be performed on or after the first (1st) day of January following the date such written modification is received by the Board.

(b)	Source of terms and conditions — Any deferral under the Plan shall be subject to the provisions of the Plan, any other conditions imposed by law, and the terms of any award of Compensation. Approval of a deferral of Compensation shall in no event constitute a waiver by the Company of any conditions to the receipt of such Compensation.

(c)	Written agreement — Every deferral made under the Plan shall be made pursuant to a written agreement, in form and substance approved by the Board, signed by the Participant and on behalf of the Company. Any modifications or amendments to such agreement shall be in accordance with the terms and conditions of the Plan and shall also be in writing signed by such parties. In the event of any conflict or inconsistency between the terms of such written agreement and the terms of the Plan, the terms of the Plan shall control.
2.2	Deferred Stock Equivalent Account
(a)	Stock equivalents — Upon execution of a written agreement pursuant to Section 2.1(c) above, a “Deferred Stock Equivalent Account” shall be established in the name of each Participant. Stock equivalents and fractions thereof shall be credited to such Deferred Stock Equivalent Account in an amount determined by dividing the amount of Compensation to be deferred under the Plan by the Market Value of the Stock on the Date of Crediting. Upon the occurrence of any of the events described in [Section 4.2 of the Jack in the Box 2004 Stock Incentive Plan], the number of outstanding Stock equivalents credited to each Deferred Stock Equivalent Account shall, to the extent appropriate, be adjusted accordingly by the Board.

(b)	Time of crediting — Deferrals in Stock equivalents hereunder shall be credited to a Participant’s Deferred Stock Equivalent Account on the Date of Crediting.

(c)	Dividend Equivalents — To the extent dividends on the Stock are paid, dividend equivalents and fractions thereof on the outstanding Stock equivalents and fractions thereof credited to a Participant’s Deferred Stock Equivalent Account shall be awarded, converted to additional Stock equivalents and credited to the Deferred Stock Equivalent Account as of the dividend payment dates. The number of Stock equivalents to be credited as of each such date shall be determined by dividing the amount of the dividend equivalent and fraction thereof by the Market Value of the Stock on the dividend payment date. The Participant’s Deferred Stock Equivalent Account shall continue to earn such dividend equivalents until the time of distribution of a Participant’s Deferred Stock Equivalent Account.

(d)	Form of distribution — Distributions under the Deferred Stock Equivalent Account shall be in shares of Stock equal to the number of full shares of Stock equivalents credited to the Participant’s Deferred Stock Equivalent Account on the date of distribution pursuant to Section 3.1, 3.2 or 3.3, as the case may be.

(e)	Full vesting — A Participant shall at all times be fully vested in his or her Deferred Stock Equivalent Account.
3.	Other Governing Provisions
3.1	Time of distribution to Participant — Unless otherwise requested in writing by a Participant in accordance with Section 3.3 hereof, the entire balance of the Deferred Stock Equivalent Account of the Participant shall be paid to the Participant in a single lump-sum on the 60th day following the Participant’s Termination.

3.2	Distribution upon death — In the event of the Participant’s death, the entire balance of the Deferred Stock Equivalent Account of such Participant shall be paid to the Participant’s Beneficiary, but if no such Beneficiary is validly designated, then such amount shall be paid to the Participant’s estate or as provided by law. Such payment shall be made in a single lump-sum on the 60th day following the Participant’s death.

3.3	Later Distribution Date — A Participant may submit to the Board a written election for a Later Distribution Date applicable to all or any portion of the Participant’s future Compensation deferred hereunder. Any such election shall be submitted, and become effective, as part of a deferral election agreement (or a modification of such an agreement) in accordance with the terms and conditions of Section 2.1 hereof. Any distributions in accordance with such an election for a Later Distribution Date shall be made in accordance with and subject to such election, the provisions of the Plan, the terms and conditions of any award of Compensation and any other conditions imposed by law, including, without limitation, to comply with Code Section 409A.

3.4	Acceleration prohibited — The acceleration of the time or schedule of any payment due under the Plan is prohibited except as allowed by Code Section 409A and/or the regulations and administrative guidance promulgated thereunder.

3.5	Company’s obligations unfunded — All benefits due a Participant or a Beneficiary under the Plan are unfunded and unsecured and are payable out of the general funds of the Company. No Participant or Beneficiary shall have any interest in any specific asset of the Company or any direct or indirect subsidiary of the Company. The Company, in its sole and absolute discretion, may establish a “grantor trust” for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors of the Company as provided for in such trust, provided that any such trust does not alter the characterization of the Plan as an “unfunded plan” for purposes of ERISA and for tax purposes. Any such trust shall make distributions in accordance with the terms of the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

3.6	No ownership rights prior to issuance of Stock – None of any Participant, Beneficiary nor any other person shall not have any rights as a stockholder of the Company with respect to the shares of Stock underlying a Deferred Stock Equivalent Account, including the right to vote with respect to such shares of Stock, until and after such shares of Stock have been actually issued to the Participant or Beneficiary and transferred on the books and records of the Company or its agent.

3.7	Compliance with laws and regulations — The Participant’s participation herein and the obligation of the Company to deliver shares of Stock hereunder shall be subject in all respects to (a) all applicable federal, state, local and non-United States laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable. Moreover, shares of Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.

3.8	Investment representation — The Board may require each Participant, Beneficiary or other person receiving shares of Stock under the Plan to represent and agree with the Company in writing that such person is acquiring such shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Board may prescribe. The Board, as it deems appropriate in its discretion, may impose such restrictions on the ownership and transferability of the shares of Stock receivable under the Plan. The certificates evidencing such shares may include any legend that the Board deems appropriate to reflect any such restrictions.

3.9	Limits of liability — Any liability of the Company or any direct or indirect subsidiary of the Company to any Participant or Beneficiary in relation to the Plan shall be based solely upon contractual obligations created by the Plan. None of the Company, any such subsidiary, any member of the Board nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute. None of the Company nor any such subsidiary shall be liable to any Participant, Beneficiary or any other person as to any tax consequence expected, but not realized, by any Participant, Beneficiary or other person in relation to participation in the Plan.

3.10	Beneficiary designation — A Participant may file with the Secretary of the Company a written designation of a Beneficiary or Beneficiaries (subject to such limitations as to the classes and number of Beneficiaries and contingent Beneficiaries as the Board may from time to time prescribe) to receive, following the death of the Participant, benefits payable under the Plan. The Board reserves the right to review and approve Beneficiary designations. A Participant may from time to time revoke or change any such designation of Beneficiary and any designation of Beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Board shall be in doubt as to the right of such Beneficiary to receive any benefits under the Plan, the Board may determine to recognize only the rights of the legal representative of the Participant, in which case the Company, the Board and the members thereof shall not be under any further liability to anyone.

3.11	Transferability of benefits — The right to receive payment of benefits under the Plan shall not be transferred, assigned, alienated or pledged, or subject to attachment or encumbrance of any kind, except by Beneficiary designation, will or pursuant to the laws of descent and distribution.

3.12	Address of Participant or Beneficiary — A Participant shall keep the Company apprised of his current address and that of any Beneficiary at all times during his participation in the Plan. At the death of a Participant, a Beneficiary who is entitled to receive payment of benefits under the Plan shall keep the Company apprised of his current address until the entire amount to be distributed to him has been paid.

3.13	Effectiveness of the Plan — The Plan shall become effective as of the Amended and Restated Effective Date, or, if later, upon approval of the Plan by the Board.

3.14	Taxes — Any taxes required to be withheld under applicable federal, state or local tax laws or regulations may be withheld from any payment due hereunder.

3.15	Successors – All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company, and the Company shall require any such successor to expressly assume and agree in writing to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place.

3.16	No right of nomination — Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s stockholders.

3.17	Governing law — The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of California, without reference to rules relating to conflict of law.

3.18	Gender — The use of masculine pronouns herein shall be deemed to include both males and females.